DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), March 31, 1998 AND DECEMBER 31, 1997

                               March 31,          December 31,
                                 1998                1997
ASSETS

CASH AND CASH EQUIVALENTS      $ 599,686         $  529,808
PROPERTY                       3,796,108          3,900,913
OTHER ASSETS                      48,133             38,342

TOTAL                         $4,443,927         $4,469,563

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $340,381           $368,015

PARTNERS' EQUITY:
General Partners                 (52,250)           (52,270)
Limited Partners               4,155,796          4,153,818
     Total partners' equity    4,103,546          4,101,548

TOTAL                         $4,443,927         $4,469,563

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1998 AND 1997

                                March 31,         March 31,
                                  1998               1997
REVENUES:
Rental Income                   $654,103           $613,241
Interest                           2,986              3,255
     Total revenue               657,089            616,496

EXPENSES:
Operating Expenses               309,679            316,601
General and administrative        75,492             71,521
     Total expenses              385,171            388,122

NET INCOME                      $271,918           $228,374

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $269,199           $226,090
    General partners               2,719              2,284
TOTAL                           $271,918           $228,374
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $11.33             $ 9.52

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



EQUITY AT DECEMBER 31, 1996     ($48,017)     $4,574,918   $4,526,901

NET INCOME                         2,284         226,090      228,374
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)
                                ---------     -----------  -----------
EQUITY AT MARCH 31, 1997        ($48,432)     $4,533,787   $4,485,355
                                =========     ===========  ===========
EQUITY AT DECEMBER 31, 1997     ($52,270)     $4,153,818   $4,101,548

NET INCOME                         2,719         269,199      271,918
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)
                                ---------     -----------  -----------
EQUITY AT MARCH 31, 1998        ($52,250)     $4,155,796   $4,103,546
                                =========     ===========  ===========

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      March 31,          March 31,
                                        1998               1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 271,918        $ 228,374
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        104,806          104,805
  Changes in assets and liabilities:
     Increase in other assets             (9,291)         (49,480)
     Increase in liabilities             (27,635)          10,808
Net cash provided by operating
  activities                             339,798          294,507

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (269,920)        (269,920)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                         69,878           24,587

CASH AND CASH EQUIVALENTS:
At beginning of period                   529,808          560,121
At end of period                       $ 599,686        $ 584,708

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1998, and for the periods ended March 31, 1998 and 1997, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at March 31, 1998, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,379,267
        Furniture and Equipment               35,185
        Total                             10,173,452
        Less: Accumulated Depreciation   ( 6,377,344)
        Property - Net                   $ 3,796,108


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.